Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Mr. Sheldon Saidman
(719-548-9963)
American Lorain Corporation Shandong Province People’s Republic of China
NEWS RELEASE

AMERICAN LORAIN CORPORATION REPORTS SECOND QUARTER 2007 RESULTS

Junan County, Shandong Province, August 22, 2007 - American Lorain Corporation, a Delaware corporation (OTC Bulletin Board: ALRC.OB, the “Company” or “American Lorain”) a leading China-based food processing company engaged in the development, manufacture and sale of food products worldwide, today announced financial results for the second quarter of the Company’s 2007 fiscal year, ended June 30, 2007. The Company develops, manufactures and sells its food products through its subsidiaries under the brand name “Lorain Foods.”

Quarter to quarter comparison

For the three months ended June 30, 2007, the Company reported revenues of $13.3 million, an increase of 40.4% compared to the $9.5 million reported for the same period last year. Gross profits for the three months ended June 30, 2007, were $3.0 million, or 22.1% of sales, compared to gross profits of $2.1 million, or 20.1% of sales, for the same quarter last year. Total operating expenses for the three months ended June 30, 2007 were $0.76 million, or 5.7% of sales, compared to $0.64 million, or 7.6% of sales, for the same period last year. The company recorded a net loss for the three months ended June 30, 2007 of $0.21 million, compared to net income of $1.3 million in the same period a year ago. Fully diluted earnings per share were $.00 for the first three months of 2007 based on 28,121,507 weighted average shares outstanding, compared to $.05 in the first three months of 2006 based on 28,121,507 weighted average shares outstanding.

Balance sheet items

The Company’s cash and cash equivalents balances as of June 30, 2007 were $2.5 million, compared to cash and cash equivalents of $2.3 million as of December 31, 2006. As of June 30, 2007, total current assets were $60.7 million and stockholders equity was $29.0 million. As of June 30, 2007, the company had $18.1 million in working capital.

According to Chairman, President and CEO Si Chen, “We are somewhat disappointed with the results of the second quarter as the unfortunate fire at our Beijing facility resulted in the anticipated effect on our production capabilities. Furthermore we experienced a significant impact from a one-time, non-operational cost of over one million dollars for repairs required to bring the company back to full capacity.”

Mr. Chen went on to explain that “our international sales were lower than anticipated as a result of negative publicity over concerns for Chinese produced food products. Shareholders should be assured that with our ISO certifications, along with various other official recognitions, including government agency inspections, Lorain products will continue to be produced with the most exacting specifications and the highest quality standards. Just recently our Junan County facility earned attestation from the British Retail Consortium (BRC), which provides a set of quality system and sanitation standards for food suppliers. This is important as the BRC criterion is generally accepted by foodstuff suppliers in Europe, and considered a key qualification for food products purchased by retailers and buying groups. We fully expect that our reputation for providing products that are safe and, by all measurements, of exceptional quality, will prove to be a definite competitive advantage as distributors and end users will turn to Lorain products for the assurances they are seeking.”

According to Mr. Chen, “the Company is very encouraged by recent developments that have positioned us well in the international market. I also want to mention the substantial increase in gross margin percentage that was reported. This is yet another indication of the market’s recognition of the superior position of the Lorain brand. We are now in our peak season; that, combined with the growing demand for Lorain products with our plants now restored to full capacity, leaves the management team fully expecting to meet all of the objectives we set for 2007.”

Six Month Financial Results

For the first six months of 2007, total revenue was $25.2 million, up 67.3% from the first six months of 2006, compared to total revenue of $15.1 million for the first six months of 2006. Gross profit for the first six months of 2007 was $5.9 million, up 75.4% from gross profit of $3.4 million in the comparable period a year ago. Gross margin was 23.4% compared to 22.3% for the first six month of 2007 and 2006, respectively.

Income from operations for the period was $4.7 million, up 125.3% from $2.1 million in the first six months of 2006. Net income for the first six months of 2007 was $1.3 million, up 23.5% from $1.0 million in the first six months of 2006. Fully diluted earnings per share were $.04 for the first six months of 2007 based on 35,111,908 weighted average shares outstanding, compared to $.03 in the first six months of 2006 based on 35,111,908 weighted average shares outstanding.

About American Lorain Corporation.

American Lorain is a U.S. public company that operates through its four indirect subsidiaries, two in Junan County, one in Luotian Hubei Province and one in Beijing, China. American Lorain is a leading food processing company engaging in the development, manufacture and sale of food products worldwide. Formed in 1994, the company produces hundreds of varieties of food products, categorized into three interrelated divisions: chestnut products, processed food, including frozen, canned and packaged goods, and convenience foods, consisting of meals ready to eat (MRE) and ready to cook (RTC).

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of American Lorain and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for American Lorain’s products, American Lorain’s ability to sustain growth for the balance of the year and American Lorain’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. American Lorain is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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